Exhibit 99.1

Eyenovia Announces Fourth Quarter and Full Year 2017 Financial Results

Successfully Completed EYN PG21 Study Evaluating Usability and IOP Lowering with Micro-Therapeutic Latanoprost

New York, NY – April 2, 2018 – Eyenovia, Inc. (NASDAQ: EYEN), a clinical stage biopharmaceutical company developing a pipeline of ophthalmology products utilizing its patented piezo-print technology to deliver micro-therapeutics topically to the eye, today announced financial results for the fourth quarter and full year ended December 31, 2017.

Recent Business Highlights

•	Successfully completed initial public offering (IPO) with gross and net proceeds of $27.3 and $24.5 million, respectively, in January 2018;
•	Received positive feedback from U.S. Food and Drug Administration (FDA) to advance MicroPine (Eyenovia’s micro-therapeutic atropine) for the treatment of progressive Myopia into Phase III development with the possibility of only one trial required for registration;
•	Successfully completed EYN PG21 study evaluating microdose topical delivery for usability and lowering of intraocular pressure (IOP) with micro-therapeutic latanoprost in healthy volunteers. Full/Detailed results will be shared pending final data analyses and review;
•	Received positive feedback from FDA to advance MicroProst (Eyenovia’s micro-therapeutic latanoprost) for first-line treatment of Chronic Angle Closure Glaucoma into Phase III development;
•	Appointed John Gandolfo as Chief Financial Officer;
•	Appointed three new independent members to Board of Directors; and
•	Expanded Scientific Advisory Board.

Dr. Sean Ianchulev, Eyenovia’s Chief Executive Officer and Chief Medical Officer commented, “Eyenovia has made important strides over the last year as we seek to create a therapeutic paradigm shift in ophthalmology for front-of-the-eye diseases. With our recent successful IPO and a strong late stage clinical development pipeline, we believe the Company is well positioned to achieve this goal. Our smart, high precision piezo-print microdosing technology aims to bring ophthalmic treatment into the 21st century, replacing the nearly 100-year old eye dropper that can miss or overdose the eye causing side effects, ocular toxicity and inconsistent dosing. Using our novel technology, we believe we have the opportunity to address large unmet needs in Chronic Angle Closure Glaucoma and pediatric myopia in addition to providing compelling best-in-class alternatives to currently available options in mydriasis and dry eye.”

“We have assembled great talent with an experienced management team and an expanded Board of Directors and Scientific Advisory Board. This is important as we move forward with a number of late stage programs. The compelling preliminary top-line results from our EYN PG21 trial for IOP lowering further complement our mydriasis Phase II data which we presented last year and provide preliminary evidence of broad applicability of our micro-therapeutic approach for different front-of-the-eye indications. This paves the way as we move forward with our MicroProst IND submission to initiate Phase III trials during the second half of this year. We also believe that the recent confirmation from the FDA to advance our pediatric myopia program into Phase III development brings us closer to addressing this growing epidemic that is currently without any FDA approved therapies. I would like to thank all those who helped make this past year transformational for Eyenovia,” concluded Dr. Ianchulev.

The EYN PG21 clinical study evaluated microdose delivery and the IOP lowering effect of micro-therapeutic latanoprost in the eyes of 30 healthy volunteers who received once-daily treatment over 3 days and underwent IOP assessments three times per day. Based on preliminary top-line results, piezo-print micro-therapeutic latanoprost achieved robust IOP reduction at significantly lower level of exposure to drug and toxic preservatives using Eyenovia’s horizontal delivery system and high-precision piezo-print smart technology. The Company is finalizing data analyses from the trial and expects to announce full and detailed results in the second quarter of 2018.

Fourth Quarter and Full Year 2017 Financial Review

For the fourth quarter of 2017, net loss was approximately $2.2 million, or $0.84 per share, compared to a net loss of approximately $1.2 million, or $0.51 per share for the fourth quarter of 2016. For the full year ended December 31, 2017, the net loss was approximately $5.1 million, or $2.19 per share. This compares to a net loss of approximately $3.5 million, or $1.56 per share for 2016.

Research and development expenses totaled approximately $1.7 million for the fourth quarter of 2017, compared to approximately $1.0 million for the same period in 2016, an increase of 72%. For the full year 2017, research and development expenses increased 29% to approximately $3.8 million compared to approximately $3.0 million in the prior year.

For the fourth quarter of 2017, general and administrative expenses were approximately $0.5 million compared with approximately $0.2 million for the fourth quarter of 2016, an increase of 167%. For the full year 2017, general and administrative expenses increased 131% to approximately $1.3 million versus approximately $0.6 million for the full year of 2016.

Total operating expenses for the fourth quarter of 2017 were approximately $2.2 million, compared to total operating expenses of approximately $1.2 million for the same period in 2016, an increase of 87%. For the full year 2017, total operating expenses increased 45% to approximately $5.1 million compared to $3.5 million for the full year of 2016.

As of December 31, 2017, the Company’s cash was approximately $5.2 million. This amount does not include the $24.5 million in net proceeds from Eyenovia’s IPO which closed in January 2018.

Conference Call and Webcast

The conference call is scheduled to begin at 8:30 am ET on Monday, April 2, 2018. Participants should dial 1-866-916-2921 (United States) or 1-210-874-7771 (International) with the conference code 3583799. A live webcast of the conference call will also be available on the investor relations page of the Company's corporate website at www.eyenoviabio.com.

After the live webcast, the event will be archived on Eyenovia’s website for one year. In addition, a telephonic replay of the call will be available until April 9, 2018. The replay can be accessed by dialing 1-855-859-2056 (United States) or 1-404- 537-3406 (International) with confirmation code 3583799.

About Eyenovia

Eyenovia is a specialty biopharmaceutical company building a portfolio of next generation topical eye treatments based on its proprietary delivery and formulation platform for micro-therapeutics. Eyenovia’s pipeline is currently focused on the late-stage development of micro-therapeutics for glaucoma and other eye diseases.

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: fluctuations in our financial results; our ability to attract and retain key personnel; risks of our clinical trials, including that preliminary top-line results might not be supported by more detailed analyses or repeatable in future trials; the timing and our ability to submit applications for, obtain and maintain regulatory approvals for, our product candidates; our ability to implement our business plan to commercialize our product candidates; the potential advantages of our product candidates; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our ability to identify additional products, product candidates or technologies with significant commercial potential that are consistent with our commercial objectives; our expectations regarding our ability to fund our operating expenses and capital expenditure requirements; intellectual property risks; the impact of government laws and regulations; our competitive position; and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Company Contact:

Eyenovia Inc.

John Gandolfo

Chief Financial Officer

jgandolfo@eyenoviabio.com

Investor Contact:

Tram Bui / Alexander Lobo

The Ruth Group

Phone: 646-536-7035/7037

E-mail: tbui@theruthgroup.com / alobo@theruthgroup.com

Media Contact:

The Ruth Group

Kirsten Thomas

508-280-6592

kthomas@theruthgroup.com

(Financial Statements to Follow)

EYENOVIA, INC.

Balance Sheet

December 31,
2017

Assets

Current Assets:
Cash	$5,249,511
Prepaid expenses and other current assets	37,149

Total Current Assets	5,286,660

Property and equipment, net	27,960
Deferred offering costs	328,700

Total Assets	$5,643,320

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$246,384
Accrued expenses and other current liabilities	306,263

Total Current Liabilities	552,647

Commitments and contingencies	-

Stockholders' Equity:

Preferred stock, $0.0001 par value, 36,000,000 shares authorized as of December 31, 2017;
Series A Convertible Preferred Stock, 20,000,000 shares designated as of December 31, 2017, 2,932,431 and 3,232,294 shares issued and outstanding as of December 31, 2017 and 2016, respectively, liquidation preference of $10,996,014 and $12,121,102 as of December 31, 2017 and 2016, respectively	293
Series A-2 Convertible Preferred Stock, 5,714,286 shares designated as of December 31, 2017, 788,827 shares issued and outstanding as of December 31, 2017 and 2016, liquidation preference of $4,141,338 as of December 31, 2017 and 2016	79
Series B Convertible Preferred Stock, 10,000,000 shares designated as of December 31, 2017, 918,983 and 0 shares issued and outstanding as of December 31, 2017 and 2016, respectively, liquidation preference of $6,409,657 and $0 as of December 31, 2017 and 2016, respectively	92
Common stock, $0.0001 par value, 60,000,000 shares authorized as of December 31, 2017, 2,566,530 and 2,266,667 shares issued and outstanding as of December 31, 2017 and 2016, respectively	257
Additional paid-in capital	24,351,138
Accumulated deficit	(19,261,186)

Total Stockholders' Equity	5,090,673

Total Liabilities and Stockholders' Equity	$5,643,320

EYENOVIA, INC.

Statements of Operations

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Operating Expenses:
Research and development	$1,690,739	$980,629	$3,816,732	$2,966,165
General and administrative	472,676	176,830	1,315,635	568,775

Total Operating Expenses	2,163,415	1,157,459	5,132,367	3,534,940

Loss From Operations	(2,163,415)	(1,157,459)	(5,132,367)	(3,534,940)

Other Income:
Interest income	984	576	2,380	1,497

Total Other Income	984	576	2,380	1,497

Net Loss	$(2,162,431)	$(1,156,883)	$(5,129,987)	$(3,533,443)

Net Loss Per Share
- Basic and Diluted	$(0.84)	$(0.51)	$(2.19)	$(1.56)

Weighted Average Number of
Common Shares Outstanding
- Basic and Diluted	2,566,530	2,266,667	2,344,712	2,266,667